BANCFIRST CORPORATION

EXHIBIT 21.1

Subsidiaries of BancFirst Corporation

Subsidiary Name	State of Incorporation	Percentage of Ownership
BancFirst	Oklahoma	100.00%
BFC Capital Trust I	Delaware	100.00%
BFC Capital Trust II	Delaware	100.00%
Century Life Assurance Company	Oklahoma	75.00%
Council Oak Partners, LLC	Oklahoma	100.00%
Wilcox & Jones, Inc.	Oklahoma	100.00%
Park State Bank	Oklahoma	100.00%

Subsidiaries of BancFirst
Subsidiary Name	State of Incorporation	Percentage of Ownership
Council Oak Investment Corporation	Oklahoma	100.00%
Citibanc Insurance Agency, Inc.	Oklahoma	100.00%
BancFirst Agency, Inc.	Oklahoma	100.00%
Lender Collection Corporation	Oklahoma	100.00%
BancFirst Community Development Corporation	Oklahoma	100.00%